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                       [COMPANY LETTERHEAD APPEARS HERE]

                    GENERAL SCANNING INC. AND LUMONICS INC.
                          ANNOUNCE AGREEMENT TO MERGE

                 Merger to create world's leading supplier of
                  laser-based advanced manufacturing systems
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Watertown, MA and Kanata, Ontario (October 28, 1998): In a proposed merger of equals, the Boards of Directors of General Scanning Inc. (NASDAQ: GSCN) of Watertown, Massachusetts and Lumonics Inc. (TSE: LUM) of Kanata, Ontario today announced the signing of a definitive agreement to combine the two companies, subject to shareholder and regulatory approvals. The merged company, GSI Lumonics Inc., would be the world's leading producer of laser-based advanced manufacturing systems.

The combined enterprise will be listed on both the TSE and NASDAQ and will report its financial results in U.S. dollars. On a pro forma basis, based on 12 month trailing revenues, the new company would have annual sales of approximately US $330 million and serve customers in more than 40 countries. By business segment, the combined company would generate approximately 18% of annual sales from semiconductor, 19% from electronics, 9% from automotive, 6% from aerospace, 15% from medical device markets, 4% from packaging and 29% from other sources including parts and service.

Under terms of the proposed merger, each General Scanning Inc. shareholder will receive 1.347 shares of Lumonics Inc. for each share held. Lumonics Inc. shareholders will continue to hold their existing number of shares. As a result, current shareholders of each company will own approximately 50% of the combined company following the merger. The merger is expected to close during the first quarter of 1999 subject to regulatory and shareholder approval.

In a joint announcement, the Chief Executive Officers of both companies said the proposed merger would create the most resourceful, dynamic and substantial laser products company in the world.

Charles D. Winston, president and Chief Executive Officer of General Scanning Inc., who will become the Chief Executive Officer of GSI Lumonics Inc. stated that, "the technological, sales and customer support capabilities of the combined companies should have a positive impact on the industrial laser systems market. The combined resources will allow us to more quickly and effectively expand the applications for laser systems to better serve our existing customers and to direct a broader array of products and services to new customers."

"GSI Lumonics Inc. will have far greater potential for long-term growth with better market and product diversity than either company on its own," said Warran Scott Nix, President and Chief Executive Officer of Lumonics, Inc., who will become President and Chief Operating Officer of GSI Lumonics Inc. "For shareholders of both companies, we believe that a merger of equals between our two companies is occurring at an ideal time in the business cycle. The increased financial resources and synergistic efficiencies of the combined companies will result in a stronger enterprise able to compete more effectively worldwide."

The Board of Directors of the combined companies will be made up of equal representation from members of both Lumonics Inc. and General Scanning Inc. current Boards. Robert J. Atkinson, Lumonics Inc. Chairman, will be the Chairman of the Board of GSI Lumonics, Inc.

"Given the fact we have very little competitive overlap but operate in similar markets with complementary technologies, we anticipate significant cross selling, manufacturing and product development opportunities," said Nix.

General Scanning, headquartered in Watertown, MA, develops and manufactures a broad line of laser systems for a wide range of applications in the electronics, semiconductor, medical, automotive and aircraft industries. In addition, the Company produces a line of laser subsystems and components which are used in the Company's own systems as well as sold to other manufacturers of laser systems. General Scanning also designs and manufactures under ISO 9001 certification a line of thermal printers for leading medical instrument companies. For more information about General Scanning, visit the Company on the Internet at www.genscan.com.
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Founded in 1970, Lumonics is a world leader in designing, developing, manufacturing and marketing of laser-based advanced manufacturing systems for semiconductor, electronics, aerospace, automotive and packaging markets. These systems are used in highly automated environments for applications such as cutting, drilling, welding, marking and coding a wide range of products and materials. The Company has installed more than 14,000 systems worldwide for some of the world's best known companies. The Company's web site address is www.Lumonics.com.
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To the extent this news release discusses financial projections, information or expectations about General Scanning Inc. and/or Lumonics Inc. products or markets, or otherwise makes statements about the future, such statements are forward looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. The factors include the fact that both companies' sales have been and are expected to continue to be dependent upon customer capital equipment expenditures, which are, in turn, affected by business cycles in the markets served by those customers. Other factors include continued volatility in Asia and in the semiconductor industry, the risk of order delays and cancellations, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by both companies, similar risks to the companies of delays in their new products and other risks detailed in General Scanning Inc. and Lumonics Inc. Annual Reports for the 1997 fiscal year and the Quarterly Reports with respect to the fiscal first and second quarters of 1998.

A conference call is scheduled for 10:00 a.m. Eastern time, today, Wednesday October 28th. To participate, call 1-800-966-6502 no later than 9:55 a.m. Eastern time and identify yourself to the operator.


For more information:
Investor Relations, General Scanning Inc.
Phone Number 617-294-1010 (extension 205) or Victor Woolley, Vice President and Chief Financial 617-924-1010 (extension 235)
Investor Relations, Lumonics
Phone Number 613-592-1460 (extension 1306) or Des Bradley, Vice President Finance & Chief Financial Officer 613-592-1460 (extension 1262)


Joint Release #168


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